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                                                                    EXHIBIT 2(A)

                                 PLAN OF MERGER

    THIS PLAN OF MERGER (the "Plan") is adopted as of August 26, 1996 by and between CONSECO, INC., an Indiana corporation ("Conseco"), and CIHC, Incorporated, a Delaware corporation ("CIHC") with respect to the merger of Bankers Life Holding Corporation, a Delaware Corporation (the "Company").

                                    PREAMBLE

    WHEREAS, the respective Boards of Directors of Conseco and CIHC have approved the merger of the Company with and into CIHC, upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the Merger is to be effected pursuant to Section 253 of the General Corporation Law of the State of Delaware.

                                   THE MERGER

    1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as such term is defined in Section 2 hereof), the Company shall be merged with and into CIHC (the "Merger"), in a transaction intended to qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), in accordance with the Indiana Business Corporation Law (the "IBCL") and the Delaware General Corporation Law (the "DGCL"), and the separate corporate existence of the Company shall cease and CIHC shall continue as the surviving corporation under the laws of the State of Delaware (the "Surviving Corporation") with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the DGCL.

    2. EFFECTIVE TIME. CIHC will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date a Registration Statement on Form S-4 of Conseco which is to be filed with the securities and Exchange Commission (the "Commission") in connection with the Merger is declared effective by the Commission or as soon thereafter as is practicable a certificate of merger executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger (the "Effective Time").

    3. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of CIHC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

    4. BY-LAWS. The By-Laws of CIHC, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

    5. DIRECTORS. The directors of CIHC at the Effective Time shall be the directors of the Surviving Corporation.

    6. OFFICERS. The officers of CIHC at the Effective Time shall be the officers of the Surviving Corporation.

    7.  CONVERSION OF SHARES.

        (a) OUTSTANDING SHARES. Each of the shares of common stock, $.001 par value, of the Company (the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares held as treasury shares by the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a right to receive the whole number and fraction

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    (rounded to the nearest ten-thousandth) of a validly issued, fully paid and nonassessable share of common stock, without par value, of Conseco ("Conseco Common Stock"), determined by dividing $25.00 by the Conseco Share Price. The "Conseco Share Price" shall be equal to the Trading Average (as defined below). The "Trading Average" shall be equal to the average of the closing prices of the Conseco Common Stock on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in THE WALL STREET JOURNAL, for the ten trading days immediately preceding the second trading day prior to the Effective Time. The Conseco Common Stock to be issued to holders of Shares in accordance with this Section and any cash to be paid in accordance with Section 8(f) in lieu of fractional shares of Conseco Common Stock are referred to collectively as the "Merger Consideration."

        (b) TREASURY SHARES. Each Share issued and outstanding immediately prior to the Effective Time which is then held as a treasury share by the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof.

        (c) CIHC SHARES. Each Share issued and outstanding immediately prior to the Effective Time which is then owned by CIHC immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of CIHC or the Company, be cancelled and retired and cease to exist, without any conversion thereof.

        (d) IMPACT OF STOCK SPLITS, ETC. In the event of any change in Conseco Common Stock between the date of this Agreement and the Effective Time of the Merger by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Conseco Common Stock to be issued and delivered in the Merger in exchange for each outstanding Share as provided in this Agreement and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted.

        (e)  TREATMENT OF COMPANY STOCK OPTIONS AND WARRANTS.

        (i) From and after the Effective Time, each outstanding unexpired stock option ("Company Stock Option") to purchase Shares which has been granted pursuant to the Company's 1993 Stock Option Plan, as amended to the date hereof (the "Company Stock Plan"), shall be exerciseable, for the same aggregate consideration payable to exercise such Company Stock Option, for the number of shares of Conseco Common Stock which the holder would have been entitled to receive at the Effective Time if such Company Stock Option had been fully vested and exercised for Shares prior to the Effective Time, and otherwise on the same terms and conditions as were applicable under the Company Stock Plan and the underlying stock option agreement.

        (ii) Each Company Stock Option will continue to vest in accordance with the grant thereof under the Company Stock Plan.

    8.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. As of the Effective Time, Conseco shall deposit with its transfer agent and registrar (the "Exchange Agent"), for the benefit of the holders of Shares, certificates representing the shares of Conseco Common Stock to be issued to holders of Shares pursuant to Section 7(a) (such certificates, together with any dividends or distributions with respect to such certificates, being hereinafter referred to as the "Payment Fund").

        (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate representing that number of whole shares of Conseco Common Stock (and cash in lieu of fractional shares of Conseco Common Stock as contemplated by this Section 8) which

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    the aggregate number of Shares previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 7(a) of this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the consideration to be paid in the Merger (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 8(b), each certificate representing Shares (other than certificates representing Shares to be canceled in accordance with Section 7(b)), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable with respect to such Shares, without any interest thereon, as contemplated by Section 7. No interest will be paid or will accrue on any cash payable as Merger Consideration.

        (c) LETTER OF TRANSMITTAL. Promptly after the Effective Time (but in no event more than five business days thereafter), the Surviving Corporation shall require the Exchange Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 7, a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the consideration to which such holder shall be entitled therefor pursuant to Section 7.

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Conseco Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 7, until the surrender for exchange of such certificate in accordance herewith. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Conseco Common Stock into which the Shares represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 7, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Conseco Common Stock.

        (e) NO FURTHER OWNERSHIP RIGHTS IN SHARES. The Merger Consideration paid upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Plan shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by the Company on such Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

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        (f)  NO FRACTIONAL SHARES.

        (i) No certificates or scrip representing fractional shares of Conseco Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Shares which have been converted pursuant to Section 7, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Conseco.

        (ii) Notwithstanding any other provisions of this Agreement, each holder of Shares who would otherwise have been entitled to receive a fraction of a share of Conseco Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Conseco Common Stock multiplied by the Conseco Share Price.

        (g) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund which remains undistributed to the holders of the certificates representing Shares for 120 days after the Effective Time shall be delivered to Conseco, upon demand, and any holders of Shares who have not theretofore complied with this Plan shall thereafter look only to Conseco and only as general creditors thereof for payment of their claim for the cash portion of any Merger Consideration and any dividends or distributions with respect to Conseco Common Stock.

        (h) NO LIABILITY. Neither Conseco nor the Exchange Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any governmental entity, any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

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